Exhibit 2.3

Please include a typed self-addressed envelope	ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION	CHANGE OF NAME

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation was adopted on April 23, 1999, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

FIRST: The name of the corporation is Tensleep Design, Inc.

_______	No shares have been issued or Directors elected - Action by Incorporators.

___X___	No shares have been issued but Directors elected - Action by Directors.

_______	Such amendment was adopted by the board of directors where shares have been issued.

_______	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

The name of the Corporation is amended to:          Tensleep Technologies, Inc.

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

Not Applicable

If these amendments are to have a delayed effective date, please list that date:     N/A

(Not to exceed ninety (90) days from the date of filing)

Tensleep Design, Inc.

By: /s/ Leticia J. Last name
Its: Secretary
Title